                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                          Lifeline Systems, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                            LIFELINE SYSTEMS, INC.

                               ----------------

                           NOTICE OF ANNUAL MEETING

                                 MAY 15, 1996

To the Stockholders of
LIFELINE SYSTEMS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of Lifeline Systems, Inc., a Massachusetts corporation (the "Company"), will be held on Wednesday, May 15, 1996, at 10:00 A.M., Boston time, at the offices of Lifeline Systems, Inc., 640 Memorial Drive, Cambridge, Massachusetts 02139, to consider and act upon the following matters:

    1. To elect two Class I Directors, each to hold office until the Annual Meeting of Stockholders in 1999 and until his successor is elected and qualified;

    2. To approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") increasing the number of shares of Common Stock available for issuance thereunder;

    3. To approve an amendment to the 1994 Plan increasing the number of shares of Common Stock that may be issued to any employee of the Company thereunder;

    4. To approve an amendment to the Company's 1991 Stock Option Plan increasing the number of shares of Common Stock available for issuance to non-employee directors of the Company thereunder;

    5. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants; and

    6. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

  This Notice and the accompanying proxy materials are being mailed to all holders of the Company's Common Stock. The close of business at 5:00 P.M., March 22, 1996 is the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The stock transfer books of the Company remain open.

                                          By Order of the Board of Directors,

                                          NORMAN B. ASHER, Clerk

Cambridge, Massachusetts
April 5, 1996

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                            LIFELINE SYSTEMS, INC.
                              640 MEMORIAL DRIVE
                        CAMBRIDGE, MASSACHUSETTS 02139

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 15, 1996

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lifeline Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Wednesday, May 15, 1996 (the "Annual Meeting") and at any adjournment or adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company, by the submission of another signed proxy bearing a later date or by the stockholder's personal attendance at the meeting and voting by ballot.

  The Board of Directors has fixed March 22, 1996 as the record date for determining stockholders who are entitled to vote at the Annual Meeting. At the close of business on March 22, 1996, there were outstanding and entitled to vote 5,705,101 shares of the Common Stock, $.02 par value, of the Company. Each share is entitled to one vote.

  The Company's Annual Report and these proxy materials were first mailed to stockholders on or about April 5, 1996.

  THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY IN CARE OF CORPORATE SECRETARY, 640 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139.

VOTES REQUIRED AND TABULATION OF VOTES

  The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting on the matter is required for the ratification of the approval of the amendments to the Company's 1994 Stock Option Plan and 1991 Stock Option Plan and the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, such as the election of directors, the approval of the amendments to the Company's 1994 Stock Option Plan and 1991 Stock Option Plan and the ratification of the selection of the Company's independent accountants for the current year.

  In addition to the vote required to approve the amendments to the Company's 1994 Stock Option Plan and 1991 Stock Option Plan, in order for such plans to continue to qualify under Section 16b-3, which provides an exemption from
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for certain employee benefit plans, such amendments must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting. For these purposes, an abstention will be treated the same as a vote against the proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information, as of February 1, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) all directors and executive officers of the Company as of February 1, 1996 as a group:

                                            SHARES OF COMMON  PERCENTAGE OF
            NAME OF BENEFICIAL             STOCK BENEFICIALLY  COMMON STOCK
                  OWNER                         OWNED(1)      OUTSTANDING(2)
            ------------------             ------------------ --------------
L. Dennis Shapiro(3)......................      766,833            13.4%
  24 Essex Road
  Chestnut Hill, MA 02167
FMR Corp.(4)..............................      433,500             7.6
  82 Devonshire Street
  Boston, MA 02109
Ronald Feinstein(5).......................      370,524             6.3
  c/o Lifeline Systems, Inc.
  640 Memorial Drive
  Cambridge, MA 02139
Pequot Scout Fund, L.P.(6)................      295,100             5.2
  354 Pequot Avenue
  Southport, CT 06490
Michael A. Noch(7)........................      290,700             5.1
  124 East Woods Road
  Pound Ridge, NY 10576
Everett N. Baldwin(8).....................       23,500              *
Joseph E. Kasputys, Ph.D.(9)..............       28,650              *
Carolyn C. Roberts(10)....................        6,000              *
Steven M. Tritman(11).....................       41,025              *
Gordon C. Vineyard, M.D.(12)..............       17,501              *

                                            (Table continued on following page)

                                            SHARES OF COMMON  PERCENTAGE OF
           NAME OF BENEFICIAL              STOCK BENEFICIALLY  COMMON STOCK
                  OWNER                         OWNED(1)      OUTSTANDING(2)
           ------------------              ------------------ --------------
John D. Gugliotta(13)....................         34,780             *
Dennis M. Hurley(14).....................         13,001             *
Richard M. Reich(15).....................         71,595            1.3%
Paul V. Vizzini(16)......................         37,161             *
All directors and executive officers as a
 group (13 persons)(17)..................      1,449,928           24.0

- --------
*   Less than 1% of the outstanding Common Stock.
 (1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission that the named stockholders are direct or indirect beneficial owners of such shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed.
 (2) Number of shares deemed outstanding includes 5,702,022 shares outstanding as of February 1, 1996, plus any shares subject to options held by the named person or entity that are currently exercisable or exercisable within 60 days after February 1, 1996.
 (3) Includes 16,500 shares subject to stock options held by Mr. Shapiro that are currently exercisable or exercisable within 60 days after February 1, 1996. Also includes the following shares, as to all of which Mr. Shapiro disclaims beneficial ownership: 4,124 shares held by Mr. Shapiro as custodian for three minor children, over which he has sole voting and investment power; and 35,312 shares held by Mr. Shapiro's wife, 12,360 shares held by Mr. Shapiro's wife as custodian for three minor children, 66,000 shares held by Mr. Shapiro's wife as co-trustee of three trusts for his children and 17,062 shares held by Mr. Shapiro's children, over which he has shared voting and investment power.
 (4) Represents holdings based on information provided by FMR Corp.
 (5) Includes 167,500 shares subject to stock options held by Mr. Feinstein that are currently exercisable or exercisable within 60 days after February 1, 1996. Includes 16,000 shares held by Mr. Feinstein's children. Includes 6,490 shares beneficially owned by Mr. Feinstein through the Lifeline Employees' Savings and Investment Plan (the "401(k) Plan"), as to which shares Mr. Feinstein possesses sole investment power but no voting power. Also includes 83,333 shares pledged to the Company to secure a $250,000 loan by the Company to Mr. Feinstein. See "Other Arrangements--Feinstein Employment Agreement."
 (6) Represents holdings based on information provided to the Company by Pequot Scout Fund, L.P.
 (7) Represents holdings based on information provided to the Company by Michael A. Noch.
 (8) Includes 16,500 shares subject to stock options held by Mr. Baldwin that are currently exercisable or exercisable within 60 days after February 1, 1996.
 (9) Includes 16,500 shares subject to stock options held by Dr. Kasputys that are currently exercisable or exercisable within 60 days after February 1, 1996.
(10) Includes 5,000 shares subject to stock options held by Ms. Roberts that are currently exercisable or exercisable within 60 days after February 1, 1996.
(11) Includes 1,650 shares held by Mr. Tritman's wife, as to which he disclaims beneficial ownership and 4,575 shares jointly held by Mr. Tritman and his wife. Also includes 16,500 shares subject to stock options held by Mr. Tritman that are currently exercisable or exercisable within 60 days after February 1, 1996.
(12) Includes 16,500 shares subject to stock options held by Dr. Vineyard that are currently exercisable or exercisable within 60 days after February 1, 1996.
(13) Includes 9,600 shares subject to stock options held by Mr. Gugliotta that are currently exercisable or exercisable within 60 days after February 1, 1996. Also includes 2,180 shares beneficially owned by
                                        (Footnotes continued on following page)

   Mr. Gugliotta through the 401(k) Plan, as to which shares Mr. Gugliotta possesses sole investment power but no voting power.
(14) Includes 6,000 shares subject to stock options held by Mr. Hurley that are currently exercisable or exercisable within 60 days after February 1, 1996. Includes 101 shares beneficially owned by Mr. Hurley through the 401(k) Plan, as to which shares Mr. Hurley possesses sole investment power but no voting power. Also includes 5,200 shares owned by Mr. Hurley jointly with his wife.
(15) Includes 21,134 shares subject to stock options held by Mr. Reich that are currently exercisable or exercisable within 60 days after February 1, 1996. Also includes 5,461 shares beneficially owned by Mr. Reich through the 401(k) Plan, as to which shares Mr. Reich possesses sole investment power but no voting power.
(16) Includes 19,000 shares subject to stock options held by Mr. Vizzini that are currently exercisable or exercisable within 60 days after February 1, 1996. Also includes 1,461 shares beneficially owned by Mr. Vizzini through the 401(k) Plan, as to which shares Mr. Vizzini possesses sole investment power but no voting power.
(17) Includes an aggregate of 331,667 shares subject to stock options that are currently exercisable or exercisable within 60 days after February 1, 1996.

1. ELECTION OF DIRECTORS

  The Company's Board of Directors is classified into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three year-terms. There are currently two Class I Directors, whose terms expire at the 1996 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 1997 Annual Meeting of Stockholders, and three Class III Directors, whose terms expire at the 1998 Annual Meeting of Stockholders.

  The persons named in the proxy will vote to elect as Class I Directors the two nominees named below unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Because the Board of Directors has fixed the number of Class I Directors at two members, the proxy may not be voted for more than two directors. If any of the nominees becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable. The nominees, L. Dennis Shapiro and Everett N. Baldwin, have been directors since 1978 and 1991, respectively. Each of the nominees will be elected to hold office until the Annual Meeting of Stockholders in 1999, and until his successor is elected and qualified.

  The following table sets forth the name of each of the nominees for election to the Board of Directors at the Annual Meeting, followed by the name of each other director who will continue in office after the Annual Meeting, and each such person's principal occupation and business experience during the past five years, his or her age and the year in which he or she became a director of the Company:

                   NAME, AGE, PRINCIPAL OCCUPATION                      FIRST
                       AND BUSINESS EXPERIENCE                         BECAME A
                     DURING THE PAST FIVE YEARS                        DIRECTOR
                   -------------------------------                     --------
THE TWO NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO SERVE UNTIL THE
 ANNUAL MEETING OF STOCKHOLDERS IN 1999:
L. Dennis Shapiro....................................................    1978
 Age 62; Mr. Shapiro has been Chairman of the Board since 1978. Mr.
  Shapiro was Chief Executive Officer and Treasurer of the Company
  from 1978 through December 1988.* **

                   NAME, AGE, PRINCIPAL OCCUPATION                      FIRST
                       AND BUSINESS EXPERIENCE                         BECAME A
                      DURING THE PAST FIVE YEARS                       DIRECTOR
                   -------------------------------                     --------
Everett N. Baldwin....................................................   1991
 Age 63; Mr. Baldwin served as President and Chief Executive Officer of Welch Foods, Inc. from August 1982 to August 1995, and as a
  Director of Welch Foods, Inc. from August 1982 to December 1995.*
THE TWO CLASS II DIRECTORS NAMED BELOW WILL CONTINUE IN OFFICE UNTIL
 THE ANNUAL MEETING OF STOCKHOLDERS IN 1997:
Ronald Feinstein......................................................   1985
 Age 49; Mr. Feinstein has been President and Chief Executive Officer of the Company since January 1, 1993. In October 1992, Mr. Feinstein was appointed Chief Operating Officer and Executive Vice President
  of the Company. Mr. Feinstein was the President and Chief Executive
  Officer of International Business Interiors from January 1991 to
  September 1992. From January 1989 to December 1990, Mr. Feinstein
  was the President of the European Stationery Group of Dennison Manu-
  facturing Company. From 1982 to 1988, Mr. Feinstein was the Presi-
  dent, Chief Executive Officer and Director of Dennison National Com-
  pany, a wholly owned subsidiary of Dennison Manufacturing Company.
Joseph E. Kasputys, Ph.D..............................................   1985
 Age 59; Dr. Kasputys has been Chairman, President and Chief Executive
  Officer of Primark Corporation, an international company primarily engaged in information service businesses, since June 1987.** ***
THE THREE CLASS III DIRECTORS NAMED BELOW WILL CONTINUE IN OFFICE
 UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1998:
Steven M. Tritman.....................................................   1984
 Age 48; Mr. Tritman has been President and Chief Executive Officer of
  Performance Enhancement Systems, Inc., which develops and markets performance enhancement software, since November 1994. From November
  1990 to October 1994, Mr. Tritman was President of Innovation
  Associates, a management consulting firm, prior to which time he was its Chairman, from January 1988 to November 1990. He was also
  President of Litle & Company, a financial and information services firm, from January 1989 until November 1990.** ***
Gordon C. Vineyard, M.D...............................................   1985
 Age 59; Dr. Vineyard has been Director of Surgical Specialties and
  Radiology and Surgeon-in-Chief of the Harvard Pilgrim Health Care's
  Health Centers Division since 1991. From 1980 to 1991, he was its
  Chief of Surgery. He is also an Associate Clinical Professor of Sur-
  gery at The Harvard Medical School. Dr. Vineyard has been a surgeon at Boston's Brigham and Women's Hospital since 1972.*
Carolyn C. Roberts....................................................   1994
 Age 57; Ms. Roberts has been President and Chief Executive Officer of
  Copley Health Systems, Inc. since 1985. Since 1982, she has also been President and Chief Executive Officer of Copley Hospital, Inc.
  Ms. Roberts has served on the Board of Trustees of the American
  Hospital Association since 1990, was Chair of the Board in 1994 and is currently a member of its Executive Committee.** ***

- --------
  * Member of the Audit Committee.
 ** Member of the Compensation Committee.
*** Member of the Stock Option Plans Committee.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Company has an Audit Committee, which held two meetings during the fiscal year ended December 31, 1995. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, to review and approve any major accounting policy changes affecting the Company's operating results, to review the arrangements for and scope of the independent audit and the results of the audit, to review the scope of non-audit activities performed by the independent auditors and to assure that the auditors are in fact independent, and to establish and monitor policies to prohibit unethical, questionable or illegal activities by employees of the Company.

  The Company has a Compensation Committee, which held two meetings during the fiscal year ended December 31, 1995. The principal function performed by the Compensation Committee is to make recommendations to the Board of Directors as to compensation arrangements, including bonuses for senior management. The Company also has a Stock Option Plans Committee, which held three meetings during the fiscal year ended December 31, 1995. The principal function of the Stock Option Plans Committee is to grant stock options to employees of the Company and to otherwise administer the Company's stock option plans.

  The Company has no nominating committee of the Board of Directors or committee performing similar functions. The Board of Directors will consider nominees for director recommended by stockholders of the Company. The names of such nominees should be forwarded to the Corporate Secretary, Lifeline Systems, Inc., 640 Memorial Drive, Cambridge, Massachusetts 02139, who will submit them to the Board of Directors for its consideration.

  During the fiscal year ended December 31, 1995, the Board of Directors of the Company held six meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which they respectively served.

DIRECTORS' COMPENSATION

  Each director who is not an executive officer receives an annual retainer fee of $5,000 plus $750 for each Board meeting attended and $500 for each Committee meeting attended ($750 for each day during which a director attended both a Board and a Committee meeting). The Chairmen of the Audit Committee and the Compensation Committee each receive an annual fee of $2,500 for their services in this capacity in addition to their regular annual retainer fee. Executive officers do not receive any additional remuneration for their services as directors. The Chairman of the Board, Mr. Shapiro, receives an annual fee of $10,000 for his services as Chairman in addition to his regular annual retainer fee.

  The Company's 1991 Stock Option Plan (the "1991 Plan") provides that non-employee directors receive, on the sixth business day of each calendar year, options to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting one-third on the date of grant and one-third on each of the next two anniversary dates. Pursuant to this provision, on January 9, 1995, each of the then non-employee directors received options to purchase 3,000 shares of Common Stock at an exercise price of $5.50 per share (the fair market value on the date of grant), and on January 9, 1996, each of the then non-employee directors received options to purchase 3,000 shares of Common Stock at an exercise price of $11.938 per share (the fair market value on the date of grant).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Kasputys, Baldwin, Shapiro and Tritman served as members of the Compensation Committee during the Company's most recent fiscal year. Ms. Roberts replaced Mr. Baldwin as a member of the

Compensation Committee effective October 10, 1995. Mr. Shapiro is the Chairman of the Board of Directors and previously served at various times as the Company's President, Chief Executive Officer and Treasurer.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Based solely on its review of copies of reports filed by Reporting Persons of the Company pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons that no Form 5 filing was required for such person, the Company believes that during fiscal 1995 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except as follows. Mr. Dennis Hurley purchased shares of Common Stock on August 1, 1995 and filed a Form 4 on October 5, 1995.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the fiscal year ended December 31, 1995 who were serving as executive officers at December 31, 1995 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                              ANNUAL COMPENSATION        COMPENSATION
                              -------------------    ---------------------
                                                     SECURITIES UNDERLYING  ALL OTHER
        NAME AND               SALARY     BONUS         OPTIONS GRANTED    COMPENSATION
   PRINCIPAL POSITION    YEAR    ($)       ($)              (#)(1)            ($)(2)
   ------------------    ---- -------------------    --------------------- ------------
Ronald Feinstein........ 1995 $ 218,000 $ 191,317(3)           -- (4)         $1,000
 President and Chief Ex-
  ecutive                1994   206,667   144,492(3)        40,000             1,000
 Officer                 1993   200,000   125,500(3)           --                667
Richard M. Reich........ 1995   134,333    60,772(5)         3,000             1,000
 Vice President, Tech-
  nology and             1994   121,588    44,902(5)        10,000             1,000
 Advanced Services       1993   120,888    34,720(5)         7,500             1,000
Paul V. Vizzini......... 1995   130,166    56,439(5)         7,500             1,000
 Vice President, Market-
  ing(6)                 1994   125,000    44,276(5)         7,500             1,000
                         1993    68,231    27,600(5)        50,000             1,000
Dennis M. Hurley........ 1995   104,168    81,979(7)        45,000               250
 Vice President, Finance
  and
 Chief Financial Offi-
  cer(8)
John D. Gugliotta....... 1995   122,867    52,057(5)         4,500             1,000
 Vice President, Opera-
  tions                  1994   117,604    41,711(5)         7,500               --
                         1993   112,125    34,720(5)         7,500               --

- --------
(1) Reflects the grant of options to purchase Common Stock.
(2) Represent Company contributions to the Company's 401(k) Plan.
(3) Represents amounts paid under the Company's Executive Bonus Plan. Also includes $14,950, $14,950 and $21,200 paid to Mr. Feinstein as a special bonus pursuant to the terms of his employment agreement with the Company, which amount was based on the Company's pre-tax profit in 1995, 1994 and 1993, respectively. See "Other Arrangements--Feinstein Employment Agreement."
(4) Excludes an option exercisable for 150,000 shares of Common Stock granted on August 27, 1992, which was amended on December 6, 1995 to extend the exercise period of the option from five years to ten years. Also excludes an option exercisable for 100,000 shares of Common Stock granted on August 27, 1992, which originally vested in three equal annual installments following the achievement of certain financial goals but was amended on September 27, 1995 to provide for vesting on the earlier of the six-year anniversary of the date of grant or in three equal annual installments following the achievement of certain financial goals. See "Other Arrangements--Feinstein Employment Agreement."
(5) Represents amounts paid under the Company's Executive Bonus Plan.
(6) Mr. Vizzini became an executive officer of the Company in June 1993.
(7) Includes $60,104 paid to Mr. Hurley under the Company's Executive Bonus Plan. Also includes $21,875, representing the fair market value of 3,500 shares of the Company's Common Stock on March 1, 1996, which shares were issued to Mr. Hurley upon becoming an executive officer of the Company.
(8) Mr. Hurley became an executive officer of the Company in March 1995.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1995 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                         ------------------------------------------
                                                                    POTENTIAL REALIZABLE
                                      PERCENT                         VALUE AT ASSUMED
                                      OF TOTAL                          ANNUAL RATES
                         SECURITIES   OPTIONS   EXERCISE               OF STOCK PRICE
                         UNDERLYING  GRANTED TO    OR                 APPRECIATION FOR
                          OPTIONS    EMPLOYEES    BASE                 OPTION TERM(1)
                          GRANTED    IN FISCAL   PRICE   EXPIRATION ---------------------
   NAME                     (#)         YEAR     ($/SH)     DATE      5%($)      10%($)
   ----                  ----------  ---------- -------- ---------- ---------- ----------
Ronald Feinstein........        0(2)     --        --          --          --         --
Richard M. Reich........    1,500(3)      .8%    $6.50   2/10/2005  $    6,132 $   15,539
                            1,500(4)      .8      6.50   2/10/2002       3,969      9,250
Paul V. Vizzini.........    5,000(3)     2.6      6.50   2/10/2005      20,439     51,797
                            2,500(4)     1.3      6.50   2/10/2002       6,615     15,417
Dennis M. Hurley........   30,000(3)    15.8      6.25    3/1/2005     117,918    298,827
                           15,000(4)     7.9      6.25    3/1/2002      38,166     88,942
John D. Gugliotta.......    3,000(3)     1.6      6.50   2/10/2005      12,263     31,078
                            1,500(4)      .8      6.50   2/10/2002       3,969      9,250

- --------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.
(2) Excludes an option exercisable for 150,000 shares of Common Stock granted on August 27, 1992, which was amended on December 6, 1995 to extend the exercise period of the option from five years to ten years. Also excludes an option exercisable for 100,000 shares of Common Stock granted on August 27, 1992, which originally vested in three equal annual installments following the achievement of certain financial goals but was amended on September 27, 1995 to provide for vesting on the earlier of the six-year anniversary of the date of grant or in three equal annual installments following the achievement of certain financial goals. See "Other Arrangements--Feinstein Employment Agreement."
(3) Exercisable in installments beginning 12 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and an additional 20% of the shares becoming exercisable on each successive anniversary date. Under the terms of the Company's 1994 Stock Option Plan and 1991 Stock Option Plan, the Stock Option Plans Committee retains discretion, subject to limits set forth in the plans, to modify the terms of outstanding options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) These options, as originally granted in February and March of 1995, would become exercisable in three equal annual installments following the achievement of certain financial goals. Under the terms of the Company's 1994 Stock Option Plan and 1991 Stock Option Plan, the Stock Option Plans Committee retains discretion, subject to limits set forth in the plans, to modify the terms of outstanding options. On September 27, 1995, the Stock Option Plans Committee amended these options to provide for vesting on the earlier of the six-year anniversary of the date of grant or in three equal annual installments following the achievement of certain financial goals. The options were granted for a term of seven years, subject to earlier termination in certain events related to termination of employment. See "Report of the Compensation Committee--Compensation Program."

 Option Exercises and Year-End Values

  The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended December 31, 1995 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1995:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF
                          SHARES             SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                         ACQUIRED             UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                            ON     VALUE     AT FISCAL YEAR-END(#)   AT FISCAL YEAR-END($)(1)
                         EXERCISE REALIZED ------------------------- -------------------------
          NAME             (#)      ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           -------- -------- ------------------------- -------------------------
Ronald Feinstein........   1,001  $ 4,209       167,500/130,000        $1,382,813/$1,186,250
Richard M. Reich........  17,500  172,078        18,166/ 19,834           139,558/   132,067
Paul V. Vizzini.........       0      --         17,000/ 48,000           148,165/   388,210
Dennis M. Hurley........       0      --              0/ 45,000                 0/   264,375
John D. Gugliotta.......  23,000  154,559         6,000/ 18,500            17,500/   116,563

- --------
(1) Based on the fair market value of the Common Stock on December 31, 1995 ($12.125), less the option exercise price.

OTHER ARRANGEMENTS

 Feinstein Employment Agreement

  Pursuant to the terms of an employment agreement, as amended, effective as of August 27, 1992, Ronald Feinstein became the Executive Vice President and Chief Operating Officer of the Company on October 1, 1992, and the President and Chief Executive Officer on January 1, 1993. Mr. Feinstein receives a base salary of not less than $200,000 annually. Pursuant to the terms of Mr. Feinstein's agreement, on September 1, 1992, the Company sold to Mr. Feinstein 83,333 shares of the Company's Common Stock at a price of $3.00 per share (which represented the fair market value of the Common Stock on August 27, 1992) for an aggregate price of $250,000. The Company loaned $250,000 to Mr. Feinstein for seven years at an annual interest rate of 5.98% pursuant to the terms of a promissory note (the "Note") which is secured by the Common Stock that Mr. Feinstein purchased. The Note will accelerate and become immediately due and payable on the twentieth business day following a determination (the "Determination Date") by the Chief Financial Officer of the Company, with the approval of the Chairman of the Compensation Committee, that the value of 40,000 shares of Common Stock (based on the average of the high and low trade prices reported in the Nasdaq National Market for the 15 consecutive trading days prior to the Determination Date) exceeds (i) the sum of $450,000 plus
(ii) the federal and state taxes on a gross-up basis in effect on the Determination Date, determined as if 40,000 shares, with a total cost of $200,000, were bought and sold on the Determination Date and resulted in a net profit after applicable taxes of $250,000.

  Until the Note is paid in full, but in no event later than April 15, 1999, the Company will pay Mr. Feinstein a bonus equal to the lesser of (x) the annual interest due on the Note and (y) 1% of the Company's pre-tax profit (a) in the first year that the Company achieves a specified level of after-tax net profit, and (b) in subsequent years, in the event that the Company achieves certain percent increases in net profit from the previous year.

Pursuant to this provision of his employment agreement, Mr. Feinstein earned a bonus of $14,950 for the year ending December 31, 1995. In addition, Mr. Feinstein is eligible to receive a bonus equal to 40% of his base salary if the Company achieves the annual profit performance plan goals adopted by the Board of Directors and a bonus of greater than 40% of his base salary if the Company exceeds such goals. During the term of his employment agreement, Mr. Feinstein will continue to serve as a member of the Board of Directors.

  Pursuant to his employment agreement, Mr. Feinstein also received a nonstatutory stock option to purchase up to 150,000 shares of Common Stock at an exercise price of $3.00 per share (which represented the fair market value on the date of grant), vesting one-fifth on the date of grant and one-fifth on each of the next four anniversary dates. The original expiration date of this stock option was the fifth anniversary of the date of grant; on December 6, 1995, the Stock Option Plans Committee extended the exercise period of the option for an additional five years, so that the option will expire on August 27, 2002. Pursuant to his employment agreement, Mr. Feinstein was also granted a stock option to purchase up to 100,000 shares of Common Stock at $3.00 per share (which represented the fair market value on the date of grant), subject to a vesting schedule that originally provided for vesting in three equal annual installments commencing April 15 in the year following the achievement of certain financial goals. On September 27, 1995, the Stock Option Plans Committee amended this option to provide for vesting on the earlier of the six-year anniversary of the date of grant or in three equal annual installments commencing April 15 in the year following the achievement of certain financial goals. Upon a change in control of the Company, (i) the stock option for 150,000 shares described above would be accelerated and deemed to be vested, and (ii) the stock option for 100,000 shares described above would also be accelerated and deemed to be vested, provided that the Company has achieved a certain level of profitability for the four quarters preceding such change in control. Upon termination by the Company of his employment as Chief Executive Officer and his membership on the Board of Directors, other than for cause, Mr. Feinstein will continue to receive his salary for 12 months.

 Change of Control Agreements

  Each of the Company's executive officers, other than Mr. Feinstein, has entered into an agreement with the Company which provides that, if within 12 months of a change of control of the Company, such officer's employment is terminated without cause or the officer terminates his or her employment with the Company due to a significant change in responsibilities or condition of employment, then such officer would be entitled to receive a payment equal to one year's base salary then being paid to him or her.

 Loans to Related Parties

  On September 11, 1995, the Company sold to Mr. Thomas Loper, Vice President, Subscriber Services, 8,939 shares of the Company's Common Stock at a price of $11.188 per share (which represented the fair market value of the Common Stock) for an aggregate price of $100,000. The Company loaned $100,000 to Mr. Loper for seven years at an annual interest rate of 6.3% pursuant to the terms of a promissory note (the "Note"), which is secured by the Common Stock that Mr. Loper purchased. The Note will accelerate and become immediately due and payable within 90 days of termination of Mr. Loper's employment for any reason.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) the CRSP Total Return Index for Nasdaq Health Services Stocks ("Nasdaq Health Services Stocks"). This graph assumes the investment of $100 on December 31, 1990 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Health Services Stocks and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 31, 1990, 1991, 1992, 1993, 1994 and 1995.
LOGO

                                 1990    1991    1992    1993    1994    1995
                                ------- ------- ------- ------- ------- -------
Lifeline Systems, Inc. ........ $100.00 $113.00 $ 29.80 $ 39.00 $ 46.20 $ 99.70
Nasdaq Composite Index.........  100.00  160.60  186.90  214.50  209.70  296.30
Nasdaq Health Service Stocks...  100.00  222.60  230.60  266.00  285.60  364.90

                     REPORT OF THE COMPENSATION COMMITTEE

 Overview and Philosophy

  The Compensation Committee of the Board of Directors (the "Committee") is composed of four non-employee directors and is responsible for the development and administration of the Company's executive compensation policies and programs, subject to the review and approval of the entire Board. The Committee reviews and recommends to the Board for its approval the salaries and incentive compensation of the executive officers of the Company. The Company also has a Stock Option Plans Committee, which grants stock options to executives and other key employees of the Company and otherwise administers the Company's stock option plans.

  The objectives of the Company's executive compensation program are as follows:

  . support the achievement of strategic goals and objectives of the Company

  . attract and retain key executives critical to the long-term success of the Company

  . align the executive officers' interests with the success of the Company

 Compensation Program

  The Company's executive compensation program consists of three principal elements: base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options. Generally, the Company's objective is to pay base compensation which is comparable to the fiftieth percentile total compensation package offered to officers in similar positions at comparable companies, and to pay total compensation, including annual cash bonuses and long-term incentives such as stock options, comparable to the seventy-fifth percentile total compensation package offered to officers in similar positions at comparable companies.

  The Company's annual cash bonus plan is designed to create incentives for meeting pre-tax profit goals. The Committee establishes a target bonus amount, which would be paid out in full in the event that the Company achieves an established pre-tax profit level, and which would be paid out to a lesser or greater extent in the event that the goals are not met or are surpassed. No annual cash bonus is paid if the Company's pre-tax profit falls below a minimum level established by the Committee.

  Long-term incentives for executive officers and key managers are provided through stock options. The objectives of this program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return.

  Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount of such grants, the Committee evaluates a variety of factors, including (i) the job level of the executive,
(ii) option grants awarded by competitors to executives at a comparable job level, and (iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive. Further, through 1994, the Committee has typically divided stock options awards into two-thirds non-qualified options which vest over time and one-third which vest in three equal annual installments following the achievement of certain financial goals. During 1995, the Committee amended all outstanding stock options with vesting contingent upon the achievement of financial goals to vest on the earlier of the six-year anniversary of the date of grant or in three equal annual installments commencing April 15 in the year following the achievement of the specified financial goals. Among other benefits, this change avoids potential future charges against net income that arise when stock option vesting is tied to financial performance. The Committee expects that future grants will primarily consist of non-qualified options which vest over time.

  The Compensation Committee periodically reviews all elements of officer compensation with independent experts retained by the Company for this purpose. Such a review was conducted during 1995 to help ensure that compensation levels are appropriate.

 Chief Executive Officer's 1995 Compensation

  Ronald Feinstein, the Chief Executive Officer of the Company since January 1, 1993, is generally compensated on the same basis as the other executive officers of the Company, including a combination of base salary, bonus plan payments and stock options. In fixing Mr. Feinstein's base salary, the Committee reviewed salary data for chief executive officers of comparable companies, at both the fiftieth and seventy-fifth percentile, as well as Mr. Feinstein's performance and the scope of his responsibilities.

 Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. The Company does not believe that Section 162(m) will generally have an effect on the Company, because of the current and expected compensation levels of its officers. However, the Committee intends to periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of its executive officer compensation (including its stock plans) to comply with certain exemptions provided in Section 162(m). To meet the requirements of Section 162(m), the Board has established the Stock Option Plans Committee to administer all of the Company's stock option plans.

                                          Compensation Committee

                                          Joseph E. Kasputys, Ph.D., Chairman*
                                          Carolyn Roberts*
                                          L. Dennis Shapiro
                                          Steven M. Tritman*

                                          * Member of the Stock Option Plans
                                            Committee


2. APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN INCREASING SHARES ISSUABLE THEREUNDER

  The Board of Directors believes it is in the best interests of the Company to continue to encourage stock ownership by employees of the Company. Accordingly, on January 31, 1996, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") that increased from 300,000 to 600,000 the number of shares of Common Stock available for issuance under the 1994 Plan (subject to adjustment for any dividend, stock split or other relevant change in the Company's capitalization).

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THIS AMENDMENT TO THE 1994 PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

 Summary of the 1994 Plan

  Options granted under the 1994 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonstatutory stock options. Incentive stock options may be granted under the 1994 Plan to employees (including officers and directors who are employees) of the Company and its subsidiaries. Nonstatutory stock options may be granted to employees (including officers and directors who are employees), or consultants or advisors to the Company and its subsidiaries, other than non-employee directors. As of March 1, 1996, the Company and its subsidiaries had an aggregate of approximately 340 employees who would be eligible to receive options under the 1994 Plan, and options exercisable for an aggregate of 277,250 shares of Common Stock had been granted under the 1994 Plan as of such date. Currently, no employee may be granted options to purchase more than 75,000 shares under the 1994 Plan during the ten year term of the plan. The Board of Directors has adopted, subject to stockholder approval, an amendment to the 1994 Plan that changes the aggregate number of shares that may be granted to any employee of the Company, as required under Section 162(m) of the Code, from 75,000 shares over the term of the plan to 50,000 shares in any calendar year.

  The Stock Option Plans Committee of the Board of Directors administers the 1994 Plan. Subject to the provisions of the 1994 Plan, the Stock Option Plans Committee has the authority to construe the respective option agreements and the 1994 Plan, to prescribe, amend and rescind rules and regulations relating to the 1994 Plan, to determine the terms and provisions of the respective option agreements, and to make all other determinations deemed by the Stock Option Plans Committee to be necessary or desirable with respect to the 1994 Plan.

  Incentive stock options and options which the Board of Directors or Stock Option Plans Committee intends to qualify as performance-based compensation within the meaning of Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of the Company). On March 22, 1996, the closing price of the Company's Common Stock on the Nasdaq National Market was $12.125. All other options may be granted at an exercise price established by the Stock Option Plans Committee, which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Options granted under the 1994 Plan expire on such dates as are set forth in the respective option agreements, provided that the exercise period of incentive stock options may not exceed ten years from the date of grant, or not more than five years in the case of incentive stock options granted to an optionee holding 10% or more of the voting stock of the Company. The 1994 Plan contains additional restrictions applicable to incentive stock options.

  In the event of a "change in control" of the Company, as defined in the 1994 Plan, and except as provided in the individual option agreements, the exercise dates of all options then outstanding will be accelerated in full, and any restrictions on exercising options issued pursuant to the 1994 Plan prior to a fixed date will terminate. The 1994 Plan also provides for the disposition of options upon the consummation of certain mergers, acquisitions and other significant corporate transactions involving the Company.

  The 1994 Plan may be amended by the Board of Directors at any time, except that if the approval of the Company's stockholders is required as to such amendment under Section 422 of the Code with respect to incentive stock options, under Rule 16b-3 promulgated under the Exchange Act with respect to options granted to persons required to file reports under Section 16(a) of the Exchange Act ("Reporting Persons"), or to ensure that any compensation attributable to any option under the 1994 Plan is deductible by the Company for federal income tax purposes under Section 162(m) of the Code, the Board of Directors may not effect such amendment without stockholder approval.

  The granting of awards under the 1994 Plan is discretionary, and the Company cannot now determine the number and type of awards to be granted in the future to any particular person or group. The following table, however, sets forth the benefits received by the Named Executive Officers, individually and as a group, by non-executive directors during 1995 as a group and by non-executive officer employees during 1995 as a group under the 1994 Plan during 1995.

                               NEW PLAN BENEFITS

                 PLAN BENEFITS DURING 1995 UNDER THE 1994 PLAN

      NAME AND POSITION                      DOLLAR VALUE (1) NUMBER OF SHARES
      -----------------                      ---------------- ----------------
Ronald Feinstein............................       --                 --
 President and Chief Executive Officer
Richard M. Reich............................       --               3,000
 Vice President, Technology and Advanced
  Services
Paul V. Vizzini.............................       --               7,500
 Vice President, Marketing
Dennis M. Hurley............................       --              45,000
 Vice President, Finance and Chief Financial
  Officer
John D. Gugliotta...........................       --               4,500
 Vice President, Operations
Executive Group.............................       --             119,000
Non-Executive Director Group................       --                 --
Non-Executive Officer Employee Group........       --              51,500

- --------
(1) Represents the difference between the exercise price of options granted in 1995 and the fair market value of the underlying shares of Common Stock on the date of grant.

 Federal Income Tax Consequences

  Incentive Stock Options. No taxable income will be recognized by an optionee upon the grant or exercise of an incentive stock option (provided that the difference between the option exercise price and the fair market value of the stock on the date of exercise must be included in the optionee's "alternative minimum taxable income"), and no corresponding expense deduction will be available to the Company. Generally, if an optionee holds shares acquired upon the exercise of incentive stock options until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain to the optionee upon a sale of such shares will be treated as capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the value of the shares between the time of grant to the time of exercise.

  If the optionee sells the shares acquired upon exercise of an incentive stock option prior to the expiration of the Statutory Holding Period (a "disqualifying disposition"), he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price, or
(ii) the amount realized on the sale less the option price, and the Company will receive a corresponding business expense deduction. Any additional gain will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the optionee sells the stock for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and a short-term capital loss if the shares are held for a shorter period.

  Special rules may apply to options held by directors and officers. If the optionee making a disqualifying disposition is a person required to file reports pursuant to Section 16(a) of the Exchange Act (a "Reporting Person"), and the option was exercised within six months of the date of grant, the amount of taxable income realized at ordinary income tax rates (and the amount of the Company's business expense deduction) will be equal to the lesser of
(i) the fair market value of the shares on the date that is six months after the date of grant less the option price, or (ii) the amount realized on sale less the option price.

  For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a nonstatutory option. Thus, an optionee must, in the year of option exercise, include the difference between the exercise price and the fair market value of the stock on the date of exercise in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income currently at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

  Nonstatutory Stock Options. No taxable income is recognized by the optionee upon the grant of a nonstatutory option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option exercise price (and the Company is required to withhold an appropriate amount for tax purposes). If the optionee is a Reporting Person, then upon the exercise of an option within six months from the date of grant, no income will be recognized by the optionee until six months have expired from the date the option was granted, and the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of grant (unless the optionee makes an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise). The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee, subject to the limitations of
Section 162(m) of the Code. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

3. APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN INCREASING SHARES ISSUABLE TO ANY EMPLOYEE THEREUNDER

  The Board of Directors believes it is in the best interests of the Company to continue to encourage stock ownership by key officers of the Company and to maintain flexibility in providing equity compensation to key officers. Accordingly, on January 31, 1996, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1994 Plan that changed the limit on the aggregate number of shares that may be granted to any employee of the Company, as required under
Section 162(m) of the Code, from 75,000 shares over the term of the 1994 Plan to 50,000 shares in any calendar year.

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THIS AMENDMENT TO THE 1994 PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

  Section 162(m) of the Code disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company's Chief Executive Officer or to any of the four other most highly compensated executive officers. Certain compensation, including "performance-based compensation," is not included in compensation subject to the $1 million limitation. The 1994 Plan, as originally adopted, limited to 75,000 the maximum number of shares of Common Stock with respect to which options may be granted to any employee over the term of the plan. This limitation was intended to preserve the tax deductions to the Company that might otherwise be unavailable under Section 162(m) with respect to certain option awards. The Board of Directors has adopted, subject to stockholder approval, an amendment to the 1994 Plan that changes this limitation to 50,000 shares during any calendar year. This proposed amendment will not affect the qualification of certain option awards as "performance-based compensation" under Section 162(m). The Board believes that this amendment will provide increased flexibility in providing equity compensation to key officers while maintaining the availability of tax deductions that might otherwise be unavailable under
Section 162(m).

  For additional information regarding the 1994 Plan, please see the description of the plan under Proposal 2 above.

4. APPROVAL OF AMENDMENT TO 1991 STOCK OPTION PLAN INCREASING SHARES ISSUABLE TO NON-EMPLOYEE DIRECTORS THEREUNDER

  The Board of Directors believes it is in the best interests of the Company to encourage stock ownership by non-employee directors of the Company. Accordingly, on January 31, 1996, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1991 Stock Option Plan (the "1991 Plan") that increased from 150,000 to 175,000 the number of shares of Common Stock available for issuance to non-employee directors of the Company under the 1991 Plan (subject to adjustment for any dividend, stock split or other relevant change in the Company's capitalization).

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THIS AMENDMENT TO THE 1991 PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

 Summary of the 1991 Plan

  The 1991 Plan currently authorizes the grant of options to purchase an aggregate number of shares of Common Stock of the Company (subject to adjustment for any dividend, stock split or other relevant change in the Company's capitalization) as is equal to (A) 328,407 shares, plus (B) the shares subject to options granted under the 1986 Incentive Stock Option Plan, the 1982-A Incentive Stock Option Plan and the 1982 Incentive Stock Option Plan of the Company (each of which were terminated upon adoption of the 1991
Plan) which are cancelled, terminated or forfeited, plus (C) 150,000 shares, plus (D) up to 150,000 shares issuable to non-employee directors pursuant to options granted under the 1991 Plan. All share numbers contained in this description of the 1991 Plan reflect the 3 for 2 stock split which occurred in July 1991.

  Options granted under the 1991 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, or (ii) nonstatutory stock options. Incentive stock options may be granted under the 1991 Plan to employees (including officers and directors who are employees) of the Company and its subsidiaries. Nonstatutory stock options may be granted to employees (including officers and directors who are employees), or consultants or advisors to the Company and its subsidiaries and may also be granted to non-employee directors of the Company as described below. As of March 1, 1996, the Company and its subsidiaries had an aggregate of approximately 340 employees who would be eligible to receive options under the 1991 Plan.

  The 1991 Plan also provides for the automatic grant, annually, of nonstatutory options to purchase 3,000 shares of Common Stock of the Company to each non-employee director of the Company on the sixth business day of each year, at an exercise price equal to the fair market value per share of Common Stock on the date of grant. Both the Board of Directors and the Stock Option Plans Committee have no discretion with respect to the grant of these options. Each such option will become exercisable in three equal installments over a two-year period, with the first installment becoming exercisable on the date of grant and the second and third installments becoming exercisable on the first and second anniversaries of the date of grant, respectively. On January 9, 1995, each of the non-employee directors received nonstatutory options to purchase 3,000 shares of Common Stock at an exercise price of $5.50 per share (the fair market value per share on the date of grant). As of March 1, 1996, six directors of the Company qualified to receive such options under the 1991 Plan, and options exercisable for an aggregate of 91,500 shares of Common Stock had been granted to non-employee directors of the Company under the 1991 Plan as of such date.

  The 1991 Plan is administered by the Stock Option Plans Committee. Except with respect to the annual grant to non-employee directors, the Stock Option Plans Committee selects the participants, grants options, fixes option prices, determines the option period and other terms and provisions of each option agreement, and such committee makes all other determinations and interpretations which, in the judgment of the Stock Option Plans Committee, are necessary or desirable for the administration of the 1991 Plan.

  Incentive stock options and options which the Board of Directors or Stock Option Plans Committee intends to qualify as performance-based compensation within the meaning of Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of the Company). On March 22, 1996, the closing price of the Company's Common Stock on the Nasdaq National Market was $12.125. All other options, excluding the nonstatutory options granted to non-employee directors of the Company, may be granted at an exercise price established by the Stock Option Plans Committee, which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Options granted under the 1991 Plan expire on such dates as are set forth in the respective option agreements, provided that the exercise period of incentive stock options may not exceed ten years from the date of grant, or not more than five years in the case of incentive stock options granted to an optionee holding 10% or more of the voting stock of the Company. Incentive stock options granted to any employee under the 1991 Plan (or under any other stock incentive plan of the Company) may not, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000. The 1991 Plan contains additional restrictions applicable to incentive stock options.

  The Stock Option Plans Committee may, at any time and from time to time, accelerate the date on which any or all of the outstanding options granted under the 1991 Plan may be exercised. In the event of a "change in control" of the Company, as defined in the 1991 Plan, and except as provided in the individual option agreements, the exercise dates of all options then outstanding will be accelerated in full and any restrictions on exercising options issued pursuant to the 1991 Plan prior to a fixed date will terminate. The 1991 Plan also provides for the disposition of options upon the consummation of certain mergers, acquisitions and other significant corporate transactions involving the Company.

  The 1991 Plan may be amended by the Board of Directors at any time, except that if the approval of the Company's stockholders is required as to such amendment under Section 422 of the Code with respect to incentive stock options, under Rule 16b-3 promulgated under the Exchange Act with respect to options granted to persons required to file reports under Section 16(a) of the Exchange Act ("Reporting Persons"), or to ensure that any compensation attributable to any option under the 1991 Plan is deductible by the Company for federal income tax purposes under Section 162(m) of the Code, the Board of Directors may not effect such amendment without stockholder approval. The 1991 Plan will terminate on the earlier of (i) January 9, 2001, or (ii) the date on which all shares available for issuance under the 1991 Plan shall have been issued.

  Except with respect to annual grants to non-employee directors, the granting of awards under the 1991 Plan is discretionary, and the Company cannot now determine the number and type of awards to be granted in the future to any particular person or group.

                               NEW PLAN BENEFITS

                 PLAN BENEFITS DURING 1995 UNDER THE 1991 PLAN

             NAME AND POSITION               DOLLAR VALUE (1) NUMBER OF SHARES
             -----------------               ---------------- ----------------
Ronald Feinstein............................       --                 --  (2)
 President and Chief Executive Officer
Richard M. Reich............................       --                 --
 Vice President, Technology and Advanced
  Services
Paul V. Vizzini.............................       --                 --
 Vice President, Marketing
Dennis M. Hurley............................       --                 --
 Vice President, Finance and Chief Financial
  Officer
John D. Gugliotta...........................       --                 --
 Vice President, Operations
Executive Group.............................       --                 --
Non-Executive Director Group................       --              18,000 (3)
Non-Executive Officer Employee Group........       --              18,950

- --------
(1) Represents the difference between the exercise price of options granted in 1995 and the fair market value of the underlying shares of Common Stock on the date of grant.
(2) Excludes an option exercisable for 150,000 shares of Common Stock granted on August 27, 1992, which was amended on December 6, 1995 to extend the exercise period of the option from five years to ten years. Also excludes an option exercisable for 100,000 shares of Common Stock granted on August 27, 1992, which originally vested in three equal annual installments following the achievement of certain financial goals but was amended on September 27, 1995 to provide for vesting on the earlier of the six-year
                                        (Footnotes continued on following page)
   anniversary of the date of grant or in three equal annual installments following the achievement of certain financial goals. See "Other Arrangements--Feinstein Employment Agreement."
(3) On January 9, 1995, the non-employee directors of the Company received options under the 1991 Plan to purchase an aggregate of 18,000 shares of Common Stock.

  Incentive stock options and nonstatutory options granted under the 1991 Plan are subject to the same federal income tax treatment as those granted under the 1994 Plan, as discussed under Proposal 2 above.

5. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

  Subject to ratification by the stockholders, the Board of Directors has selected the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent accountants of the Company for the Company's 1996 fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since 1979. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give the stockholders an opportunity to ratify this selection. If this proposal is not approved, the Board of Directors will reconsider its selection of Coopers & Lybrand L.L.P. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.

6. OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 6, 1996 for inclusion in the proxy statement for that meeting.

                                        By Order of the Board of Directors,

                                        NORMAN B. ASHER, Clerk

Cambridge, Massachusetts
April 5, 1996

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.